EXHIBIT 99.01

FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 23, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Testing Tuchola-3K and Plawce-2 Wells

Salt Lake City, April 23, 2013 – FX Energy, Inc. (NASDAQ: FXEN), today reported on testing two of its wells in Poland.

Tuchola-3K Testing Upper Devonian

The Tuchola-3K well encountered good hydrocarbon shows in two zones in a 215 meter gross section of reefoidal Upper Devonian.  Logs and sidewall cores confirm good porosity and permeability in two separate zones.  Operations are now underway to test both intervals through open-hole drill stem tests.  If these tests are encouraging, a 7 inch liner will be set and the interval(s) will undergo stimulation and thorough production testing.

The Tuchola-3K well is the Company’s first test well in one of the Edge concession blocks in northern Poland.  Previous drilling by other companies encountered live oil and gas in a number of horizons in the region, including the Zechstein, Rotliegend, Devonian and Carboniferous.  The Tuchola-3K well was designed to test the Zechstein Main Dolomite, the Upper Devonian and the Middle Devonian.  FX Energy is the operator and owns 100% of the working interest.

Plawce-2 Frack Operations Underway

Field operations are underway to frack three intervals in the Rotliegend and carry out three separate production tests.  Halliburton is expected to initiate fracking procedures later this week and it is anticipated that the project will take approximately three to five weeks with results available in the latter part of May.  Halliburton will carry out three separate fracks at intervals between 3,760 and 4,098 meters.  After all three fracks have been completed, each interval will undergo a five or six day production test.

The Plawce-2 well was completed in the third quarter of 2011 and is located in what is believed to be a several kilometer wide uplifted band of tight Rotliegend sandstone that stretches across the northern border of the Fences concession.  The Plawce-2 well was designed to test whether a vertical multi-frack well could yield commercial production and whether this tight sand area merits further evaluation.  The Plawce-2 well encountered 480 meters of tight Rotliegend sandstone.  Logs, cores and a drill stem test yielded gas shows with no water.  The Polish Oil and Gas Company is the Operator and owns 51% of the working interest; FX Energy owns the remaining 49% working interest.
About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.